GUARDIAN PRODUCTIONS, LLC
                            BALANCE SHEET
                       AS OF DECEMBER 31, 1999*



ASSETS

  CASH                                                     $2,500

  INTANGIBLE ASSETS:

    Productions                                          $697,527

    IBS rights                                         $1,000,000
                                                    -------------

      Total Assets                                     $1,700,027
                                                    =============

LIABILITIES AND MEMBER'S INTEREST

  DUE TO AFFILIATE                                        $25,000

  NOTE PAYABLE                                         $1,672,527

  MEMBER'S INTEREST                                        $2,500
                                                    -------------

      Total Liabilities and Member's Interest          $1,700,027
                                                    =============


*The accompanying notes are an integral part of this balance sheet.


                      GUARDIAN PRODUCTIONS, LLC
                        NOTES TO BALANCE SHEET
                          DECEMBER 31, 1999

1.   ORGANIZATION:

Guardian Productions, LLC ("Guardian"), a Delaware limited liability company, was formed in December 1999. Guardian acquired the exclusive rights to produce and distribute The Visual Bible( throughout the world (Note 2). Guardian intends to merge into another company, Visual Bible, Inc., with Visual Bible, Inc. being the surviving company (Note 3). Guardian and its successor, Visual Bible, Inc., are referred to collectively as "the Company."

The Company also intends to pursue acquisitions, including intellectual properties and distribution companies, which will augment its efforts to become a premier producer and distributor of family oriented products.

2.   INTANGIBLE ASSETS:

Effective December 16, 1999, Guardian entered into an agreement with Visual International PTY, LTD, ("VI") a Republic of South Africa corporation, to obtain the exclusive rights to produce and distribute visual presentations of all the books of the New
International Version of the Bible using the product name The Visual
Bible(.

Among the assets acquired from VI were the completed video works of the Gospel According to Matthew and the Book of Acts along with a variety of ancillary products which were related to and created from these two core products.

Guardian also acquired the contractual rights granted by the International Bible Society ("IBS") to VI in March 1994 to produce the remaining books of the Bible using the New International Version of the text.
This contract allows the Company to produce all of the remaining books of the Bible so long as they meet certain minimum production requirements. The Company must produce eight additional books of the Bible by March 2004 to receive a ten-year extension to the original contract. Guardian is currently beginning pre-production work on three additional books of the Bible. Management is of the opinion that they will be able to meet the production requirements necessary to secure the additional ten-year extension from IBS.

The total purchase price of the assets acquired from VI was approximately $1,700,000. Guardian paid VI $25,000 at Closing and has entered into a note payable for the balance of the purchase price. The note is noninterest-bearing and is due September 1, 2000.

Guardian has allocated approximately $697,000 of the purchase price to the intellectual property related to Matthew and Acts (the "Productions") based upon an assessment of value estimated from net cash flows from existing productions and the remaining $1,000,000 to the intellectual property related to the contractual rights to produce the remaining books of the Bible under the IBS contract (the "IBS rights"). The Productions will be amortized using an estimated total unit production of approximately 416,000 units. The IBS rights will be amortized over the remaining life (50 months) of the original IBS contract.


3.   SUBSEQUENT EVENT:

Guardian intends to merge with a newly formed Florida corporation (Visual Bible, Inc.) by the end of June 2000, with Visual Bible, Inc. being the surviving entity. Visual Bible, Inc. also intends to acquire the outstanding share of Visual Entertainment, Inc. ("VE") after VE has reacquired substantially all of its outstanding shares through a share buyback. At the conclusion of these transactions, VE will be a wholly owned subsidiary of the Company.

The Company also intends to raise substantial equity through either a private placement or public stock offering and production financing through a private placement or public debt offering. The Company also intends to actively pursue these transactions and currently expects to complete them by the end of the second quarter or the beginning of the third quarter of 2000.

Lastly, the Company intends to seek a NASDAQ-listed company with which it can complete a reverse merger.